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EXHIBIT 99.1

      MOONEY AEROSPACE GROUP, LTD. ANNOUNCES LISTING ON OTC BULLETIN BOARD

Kerrville, TX, February 7, 2004. Mooney Aerospace Group, Ltd., (MNYG.ob) announced today that the NASD has cleared the company's new common stock to be listed on the NASD OTC Bulletin Board.

According to J. Nelson Happy, President of Mooney Aerospace Group, Ltd., "We are very pleased that NASD has cleared our stock for listing on the Bulletin Board. Returning to the Bulletin Board has taken a lot of hard work by the company, and we have done our best to promptly get this clearance."

As a part of the company's plan of reorganization which was approved by the U.S. Bankruptcy Court for the District of Delaware, shareholders of record as of December 15, 2004 will be issued new shares of Mooney Aerospace Group, Ltd. common stock based on a reverse split of 3223 old MASG shares for one share of new common stock.

According to Mr. Happy, "Our existing shareholders that have not already done so should submit their shares to the stock transfer agent, American Stock Transfer and Trust Co., 59 Maiden Lane, Plaza Level, New York, N.Y.
10038, phone 800-937-5449, or through their stockbroker."

ABOUT MOONEY AEROSPACE GROUP, LTD. AND MOONEY AIRPLANE COMPANY
Mooney Aerospace Group, Ltd. is a general aviation holding company that is publicly traded under symbol MNYG.ob. Mooney Airplane company, located in Kerrville, Texas is a wholly-owned subsidiary which currently sells five versions of the M20, the highest performing four-place single-engine piston powered aircraft, now available with the Garmin G-1000 glass panel display. Since its inception in 1946, the company has manufactured and delivered more than 10,000 aircraft worldwide. Today 7,000 customers in the United States and 1,000 more overseas fly these proven, high-performance airplanes. For more information, visit www.mooney.com .



This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confidant that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

For additional information contact:

MOONEY AEROSPACE GROUP, LTD.
J. Nelson Happy
265 Al Mooney Road N.
Kerrville, Texas 78028
Phone: 830 792 2917